                                                                    EXHIBIT 3.1B


                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                       CATELLUS DEVELOPMENT CORPORATION


          The undersigned corporation, in order to amend its Restated Certificate of Incorporation, hereby certifies as follows:

     FIRST:    The name of the corporation is:

               Catellus Development Corporation

     SECOND: The corporation hereby amends Article 4 of its Restated Certificate of Incorporation as follows:

          Article 4 of the Restated Certificate of Incorporation, relating to
          ---------
          Capital Stock, is hereby amended by inserting the following as clause
          (2) of paragraph (b)(ii) (preceding the "or" which appears between the present clauses (1) and (2) and with the present clause (2) becoming clause (3)):

               , (2) as required by any national securities exchange on which the Preferred Stock is or may be listed for trading

     THIRD: The amendment effected herein was authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of stockholders pursuant to Sections 222 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury this 18/th/ day of May 1993.

                                        ____________________________
                                        Vernon B. Schwartz, President


Attest:


____________________________
Maureen Sullivan, Secretary